                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934
                                (Amendment No.   )*
                                              ---

                                 NexPrise, Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0002 par value
             -------------------------------------------------------
                         (Title of Class of Securities)

                                   163595 10 1
             -------------------------------------------------------
                                 (CUSIP Number)

                                   May 7, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)


--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                    ---------------------
 CUSIP No. 163595 10 1                 13G                   Page 2 of 7 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         CMG@Ventures, Inc.
--------------------------------------------------------------------------------
                                                                       (a) [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b) [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                       0 shares
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                 21,814 shares
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                  0 shares
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                       21,814 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,814 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         less than 1%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
 CUSIP No. 163595 10 1                 13G                   Page 3 of 7 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         CMG@Ventures Capital Corp.
--------------------------------------------------------------------------------
                                                                       (a) [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b) [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                       0 shares
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                 3,177,914 shares
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                  0 shares
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                       3,177,914 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,177,914 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
 CUSIP No. 163595 10 1                 13G                   Page 4 of 7 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         CMGI, Inc.
--------------------------------------------------------------------------------
                                                                       (a) [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (b) [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                       0 shares
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                 3,199,728 shares**
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                  0 shares
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                       3,199,728 shares**
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,199,728 shares**
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!
**CMGI, Inc. disclaims beneficial ownership of 3,199,728 shares

  CUSIP NO. 163595 10 1               13G                    Page 5 of 7 pages

Item 1(a). Name of Issuer:

   NexPrise, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

   1500 Plymouth Street, Mountain View, California  94043

Item 2(a). Name of Persons Filing:

   CMG@Ventures, Inc.
   CMG@Ventures Capital Corp.
   CMGI, Inc.


Item 2(b). Address of Principal Business Offices or, if None, Residence:

   CMG@Ventures, Inc.
   c/o CMGI, Inc.
   100 Brickstone Square, Andover, MA  01810

   CMG@Ventures Capital Corp.
   c/o CMGI, Inc.
   100 Brickstone Square, Andover, MA  01810

   CMGI, Inc.
   100 Brickstone Square, Andover, MA  01810

Item 2(c). Citizenship:

   CMG@Ventures, Inc., CMG@Ventures Capital Corp. and CMGI, Inc. are each organized under the laws of the State of Delaware.

Item 2(d).  Title of Class of Securities:

  Common Stock, $.0002 par value

Item 2(e).  CUSIP Number:

   163595 10 1

Item 3.    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a:

(a)  [_]   Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [_]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)  [_]   Investment Company registered under Section 8 of the Investment
           Company Act.

(e)  [_]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)  [_]   An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F).

(g)  [_]   A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G).

(h)  [_]   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act.

  CUSIP NO. 163595 10 1               13G                    Page 6 of 7 pages

(i)  [_]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)  [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.    Ownership.

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned:

  CMG@Ventures, Inc. owns 21,814 shares.

  CMG@Ventures Capital Corp. owns 3,177,914 shares.

  CMGI, Inc. may be attributed with the beneficial ownership of the 21,814 shares held by CMG@Ventures, Inc. and the 3,177,914 shares held by CMG@Ventures Capital Corp. CMGI, Inc. is the sole stockholder of CMG@Ventures, Inc. and the sole stockholder of CMG@Ventures Capital Corp. CMGI, Inc. disclaims beneficial ownership of the shares held by it indirectly except to the extent of its proportionate pecuniary interest therein.

(b)  Percent of class:

  CMG@Ventures, Inc.: less than 1%
  CMG@Ventures Capital Corp.: 6.9%
  CMGI, Inc.: 6.9%


(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or direct the vote:

           0 shares

    (ii)   Shared power to vote or direct the vote:

           CMG@Ventures, Inc. has shared voting power over 21,814 shares.

           CMG@Ventures Capital Corp. has shared voting power over 3,177,914 shares.

           CMGI, Inc. has shared voting power over 3,199,728 shares, consisting of 3,177,914 shares held by CMG@Ventures Capital Corp. and 21,814 shares held by CMG@Ventures, Inc.

   (iii)   Sole power to dispose or to direct the disposition of:

           0 shares

    (iv)   Shared power to dispose or to direct the disposition of:

           CMG@Ventures, Inc. has shared dispositive power over 21,814 shares.

           CMG@Ventures Capital Corp. has shared dispositive power over 3,177,914 shares.

           CMGI, Inc. has shared dispositive power over 3,199,728 shares, consisting of 3,177,914 shares held by CMG@Ventures Capital Corp. and 21,814 shares held by CMG@Ventures, Inc.

  CUSIP NO. 163595 10 1               13G                   Page 7 of 7 pages

Item 5.   Ownership of Five Percent or Less of a Class.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

  Not applicable.

Item 8.   Identification and Classification of Members of the Group.

  Not applicable.

Item 9.   Notice of Dissolution of Group.

  Not applicable.

Item 10.  Certifications.

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     CMG@Ventures, Inc.

Dated: February 14, 2002             /s/ George A. McMillan
                                     -------------------------------------------
                                     By:  George A. McMillan
                                     Title: Treasurer


                                     CMG@Ventures Capital Corp.

Dated: February 14, 2002             /s/ George A. McMillan
                                     -------------------------------------------
                                     By:  George A. McMillan
                                     Title: Treasurer


                                      CMGI, INC.

Dated: February 14, 2002              /s/ George A. McMillan
                                      ------------------------------------------
                                      By:  George A. McMillan
                                      Title:  Chief Financial Officer and
                                              Treasurer

                                    AGREEMENT
                                    ---------

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of NexPrise, Inc. or any subsequent acquisitions or dispositions of equity securities of NexPrise, Inc. by any of the undersigned.

Dated: February 14, 2002

                                    CMG@Ventures, Inc.

                                    /s/ George A. McMillan
                                    --------------------------------------------
                                    By:  George A. McMillan
                                    Title: Treasurer


                                    CMG@Ventures Capital Corp.

                                    /s/ George A. McMillan
                                    --------------------------------------------
                                    By:  George A. McMillan
                                    Title: Treasurer


                                    CMGI, INC.

                                    /s/ George A. McMillan
                                    --------------------------------------------
                                    By:  George A. McMillan
                                    Title:  Chief Financial Officer and
                                            Treasurer